Exhibit 3.20

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOODMAN CANADA, L.L.C.

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Goodman Canada, L.L.C. is entered into by Goodman Manufacturing Company, L.P., a Texas limited partnership, as the sole member (the “Member”).

The Member, by execution of this Agreement, hereby amends and restates in its entirety the Limited Liability Company Agreement dated as of December 2, 1999 entered into by the Member and continues the existence of a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Goodman Canada, L.L.C. (the “Company”).

2. Certificates. A Certificate of Formation relating to the Company was filed with the Secretary of State of the State of Delaware on December 2, 1999, and the Ralph S. Cohen, acting on behalf of the Member, was designated as an authorized person within the meaning of the Act for purposes of filing the Certificate of Formation. From and after the date hereof, the Member is designated as an authorized person within the meaning of the Act, and the Member or an Officer of the Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(j) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at such location within the State of Delaware as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

8. Member. The name and the mailing address of the Member is set forth on Schedule A attached hereto.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member initially contributed the amount of United States Dollars to the Company as listed on Schedule A attached hereto.

11. Additional Contributions. The Member is not required to make any additional capital contributions to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the Member.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The member has the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

15. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Member may revoke any delegation pursuant to this Section 15 at any time. The current Officers are listed on Schedule B attached hereto and any other officers of the Company now existing are hereby removed without cause. The Member may revise Schedule B in its sole discretion at any time.

16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification. Neither the Member nor any Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that the Member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, the Member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that neither the Member nor any Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or

Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

18. Assignment. The Member may assign in whole or in part its limited liability company interest. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company.

19. Resignation. If the Company in the future has more than one member, any member may resign from the Company with the written consent of the remaining members. If a member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning member shall cease to be a member of the Company.

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of all persons who are then members.

21. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) December 31, 2050, (ii) the written consent of the Member and any future members, if any, (iii) the retirement, resignation or dissolution of the Member and all other future members, if any, or the occurrence of any other event which terminates the continued membership of the Member and all future members, if any, in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The bankruptcy of the Member or any future member will not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws or principles), all rights and remedies being governed by said laws.

26. Banking Authority. The Chief Financial Officer or the Treasurer of the Company and another person who is either the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer or Secretary of the Partnership, acting together (“Authorized Officers”) are hereby authorized to designate any banking, trust or other financial institution as a depository of the Company and are authorized and directed to open one or more accounts with such institutions and any such financial institutions is hereby entitled to treat as a valid exercise of the authority hereby granted, any letter executed by the Authorized Officers acting on behalf of the Company, and shall further be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Company acting on behalf of the Company with respect to the identification of the name and signature of each Authorized Officer and to assume that the person named in any such certificate has retained his position until notified to the contrary.

27. Ratification of Past Acts. The Member hereby ratifies and confirms all of the lawful resolutions, acts, and proceedings of the various officers and agents of the Company heretofore taken since the filing of the Certificate of Formation; and all of the acts of the officers and agents of the Company in carrying out and promoting the lawful purposes, objects, and interests of the Company are hereby approved and made the acts and deeds of the Company.

28. Amendments. This Agreement may not be modified, altered, supplemented or amended, except pursuant to a written agreement executed and delivered by the Member and all other persons, if any, who are then members of the Company.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement to be effective as of the 1st day of November, 2000.

GOODMAN MANUFACTURING COMPANY, L.P.

By:	Goodman Holding Company,
its General Partner

By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President, Secretary and General Counsel

Schedule A

to Goodman Holding Company, L.L.C. Limited Liability Agreement

MEMBER

Name	Mailing Address	Agreed Value of Initial Capital Contribution	Percentage Interest
Goodman Manufacturing Company, L.P.	1501 Seamist Houston, Texas 77008	$1,000.00	100.00%

Schedule B

to Goodman Holding Company L.L.C. Liability Company Agreement

Name	Title
John B. Goodman	Chairman of the Board, Chief Executive Officer and President

James Plant	Executive Vice President

Ben D. Campbell	Executive Vice President, Secretary and General Counsel

Tania Klepser	Vice President, Treasurer and Controller

Ralph Cohen	Vice President, Assistant General Counsel and Assistant Secretary

Mike Frahlman	Vice President

Steve Saunders	Vice President

Cynthia Smith	Assistant Secretary